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                                                                    EXHIBIT 12.2

                             PACCAR Financial Corp.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        PURSUANT TO THE SUPPORT AGREEMENT
                         BETWEEN THE COMPANY AND PACCAR
                             (Thousands of Dollars)


                                                                               Year ended December 31
                                                 ----------------------------------------------------------------------------------
                                                      1999             1998             1997            1996             1995
                                                      ----             ----             ----            ----             ----

FIXED CHARGES
  Interest expense                                    $136,055         $112,958      $   101,440     $    98,536      $    89,796
  Facility and equipment
      rental                                               943              930              772             730              714
                                                   -----------      -----------      -----------     -----------      -----------

TOTAL FIXED CHARGES                                   $136,998         $113,888      $   102,212     $    99,266      $    90,510
                                                      ========         ========      ===========     ===========      ===========

EARNINGS
  Income before taxes                                $  54,007        $  40,378      $    50,697     $    52,180      $    46,730
  Depreciation                                           6,132            6,631            7,618           9,579           10,605
                                                   -----------      -----------      -----------     -----------      -----------
                                                        60,139           47,009           58,315          61,759           57,335

FIXED CHARGES                                          136,998          113,888          102,212          99,266           90,510
                                                   -----------      -----------      -----------     -----------      -----------

EARNINGS AS DEFINED                                   $197,137         $160,897      $   160,527     $   161,025      $   147,845
                                                   ===========      ===========      ===========     ===========      ===========

RATIO OF EARNINGS
  TO FIXED CHARGES                                    1.44x            1.41x           1.57x            1.62x           1.63x

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